Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com
Vericel Reports Fourth Quarter and Full-Year 2018 Financial Results and Provides Full-Year 2019 Financial Guidance
Record Quarterly Product Revenues of $31.3 Million Represent a 41% Increase Over Fourth Quarter 2017
Full-Year 2018 Product Revenues of $90.9 Million
Conference Call Today at 8:30am Eastern Time
CAMBRIDGE, Mass., February 26, 2018 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2018 and provided full-year 2019 financial guidance.
Fourth Quarter 2018 Financial Highlights

•	Total net product revenues increased 41% to $31.3 million compared to $22.2 million in the fourth quarter of 2017;

•	Gross margins of 72% compared to gross margins of 64% in the fourth quarter of 2017;

•	Net income of $5.2 million, or $0.11 per share, compared to $0.3 million, or $0.01 per share, in the fourth quarter of 2017;

•	Non-GAAP adjusted EBITDA of $7.7 million compared to $2.2 million in the fourth quarter of 2017; and

•	As of December 31, 2018, after retiring all outstanding debt, the company had $82.9 million in cash and short-term investments compared to $26.9 million in cash at December 31, 2017.

Full-Year 2018 Financial Highlights

•	Total net product revenues increased 45% to $90.9 million compared to $62.8 million in 2017;

•	Gross margins of 65% compared to gross margins of 53% in 2017;

•	Net loss of $8.1 million, or $0.20 per share, compared to a net loss of $17.3 million, or $0.52 per share, in 2017; and

•	Non-GAAP adjusted EBITDA of $4.7 million compared to a loss of $9.4 million in 2017.

Recent Business Highlights
During and since the fourth quarter of 2018, the company:

•	Reported record fourth quarter revenues, marking the seventh consecutive quarter with record revenues for the reported quarter;

•	Reported full-year positive adjusted EBITDA;

•	Expanded the MACI® sales force from 40 to 48 territories; and

•	Reported publication of outcomes data from 954 burn patients treated with Epicel® in the Journal of Burn Care and Research.

“We delivered record fourth quarter and full-year revenues and gross margins, and reported full-year positive adjusted EBITDA for the first time in the company’s history,” said Nick Colangelo, president and CEO of Vericel. “Based on MACI’s performance in 2018 and the feedback that we are receiving from surgeons and patients, it is clear that MACI is filling what has been a large unmet need in the cartilage repair market, and we expect continued strong revenue and profit growth in 2019.”

2019 Financial Guidance
The company expects total net product revenues for 2019 to be in the range of $108 million to $112 million. The company also expects margins to continue to increase, with approximately 80% of marginal revenue over 2018 to contribute to gross profit and approximately 50% of marginal revenue over 2018 to contribute to adjusted EBITDA. Quarterly seasonality, which impacts both revenues and margins, is expected to follow the same pattern as 2018.

Fourth Quarter 2018 Results
Total net product revenues for the quarter ended December 31, 2018 increased 41% to $31.3 million compared to $22.2 million in the fourth quarter of 2017. Total net product revenues for the quarter included $25.1 million of MACI® (autologous cultured chondrocytes on porcine collage membrane) net revenue and $6.2 million of Epicel® (cultured epidermal autografts) net revenue, compared to $16.1 million of MACI net revenue and $6.1 million of Epicel net revenue, respectively, in the fourth quarter of 2017. Total revenues for the fourth quarter of 2017 also included $1.2 million in license revenue related to the company’s license agreement with Innovative Cellular Therapeutics (ICT).
Gross profit for the quarter ended December 31, 2018 was $22.7 million, or 72% of net revenues, compared to $15.0 million, or 64% of net revenues, for the fourth quarter of 2017.
Total operating expenses for the quarter ended December 31, 2018 were $16.7 million compared to $13.8 million for the same period in 2017. The increase in operating expenses was primarily due to $1.4 million in service fees paid to MACI pharmacy distributors, an incremental $1.2 million in employee-related expenses associated with the expanded MACI sales force, and an incremental $0.5 million in stock-based compensation expense.
Vericel’s net income for the quarter ended December 31, 2018 was $5.2 million, or $0.11 per share, compared to a $0.3 million, or $0.01 per share, for the fourth quarter of 2017.
Non-GAAP adjusted EBITDA was $7.7 million for the quarter ended December 31, 2018 compared to $2.2 million in the fourth quarter of 2017. See table reconciling non-GAAP measures for more details.

As of December 31, 2018, the company had $82.9 million in cash and short-term investments compared to $26.9 million in cash at December 31, 2017.
Full-Year 2018 Results
Total net product revenues for the year ended December 31, 2018 increased 45% to $90.9 million compared to $62.8 million in 2017. Total net product revenues for the year included $67.7 million of MACI net revenue and $23.1 million of Epicel net revenue, compared to $43.9 million of MACI and Carticel® (autologous cultured chondrocytes) net revenue and $18.9 million of Epicel net revenue, respectively, in 2017. Total revenues in 2017 also included $1.2 million in license revenue related to the company’s license agreement with ICT.
Gross profit for the year ended December 31, 2018 was $58.7 million, or 65% of net revenues, compared to $33.6 million, or 53% of net revenues, for 2017.
Total operating expenses for the year ended December 31, 2018 were $62.6 million compared to $48.6 million in 2017. The increase in operating expenses was primarily due to an incremental $4.5 million in employee-related expenses associated with the expanded MACI sales force, an incremental $2.7 million in stock-based compensation expense and an increase of $2.6 million in service fees paid to MACI pharmacy distributors.
Vericel’s net loss for the year ended December 31, 2018 was $8.1 million, or $0.20 per share, compared to a loss of $17.3 million, or $0.52 per share, in 2017.
Non-GAAP adjusted EBITDA was $4.7 million for the year ended December 31, 2018 compared to a loss of $9.4 million in 2017. See table reconciling non-GAAP measures for more details.
Conference Call Information
Today's conference call will be available live at 8:30am Eastern time in the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's fourth-quarter 2018 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until February 26, 2020. A replay of the call will also be available until 11:15am (EDT) on March 3, 2019 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 3485006.
About Vericel Corporation
Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full-thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.

GAAP v. Non‑GAAP Measures
Vericel's reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission.  Vericel has provided in this release financial information that has not been prepared in accordance with GAAP.  Vericel's management believes that the non-GAAP adjusted EBITDA described in the release, or non-GAAP EBITDA adjusted for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel's underlying performance, business and performance trends, and helps facilitate period to period comparisons and comparisons of its financial measures with other companies in Vericel's industry.  However, non-GAAP financial measures that Vericel uses may differ from measures that other companies may use.  Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
Epicel®, MACI®, and Carticel® are registered trademarks of Vericel Corporation. © 2019 Vericel Corporation. All rights reserved.
This document contains forward-looking statements, including, without limitation, all of the statements in “2019 Financial Guidance” and statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," “guidance,” ”outlook,” “future,” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with our expectations regarding 2019 revenues, growth in revenues and profit, improvements in gross margins and cash flow, our ability to achieve or sustain profitability, our need to generate significant sales to become profitable, potential fluctuations in sales volumes and our results of operations over the course of the year, competitive developments, estimating the commercial growth potential of our products and product candidates, market demand for our products, our ability to secure consistent reimbursement for our products, changes in third party coverage and reimbursement, any disruption or delays in operations at our facilities, our dependence on a limited number of third party suppliers, our ability to maintain and expand our network of direct sales employees, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 26, 2019, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Global Media Contacts:
David Schull
Russo Partners LLC
David.schull@russopartnersllc.com
+1 212-845-4271 (office)
+1 858-717-2310 (mobile)

Karen Chase
Russo Partners LLC
Karen.chase@russopartnersllc.com
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)

Investor Contacts:
Chad Rubin
Solebury Trout
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$18,286	$26,862
Short term investments	64,638	—
Accounts receivable (net of allowance for doubtful accounts of $514 and $249, respectively)	23,454	18,270
Inventory	3,558	3,793
Other current assets	2,847	1,581
Total current assets	112,783	50,506
Property and equipment, net	5,906	4,071
Total assets	$118,689	$54,577
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,108	$5,552
Accrued expenses	6,930	5,573
Deferred rent	566	420
Warrant liabilities	—	1,014
Current portion of term loan credit agreement (net of deferred costs of $0 and $67, respectively)	—	350
Other	188	181
Total current liabilities	14,792	13,090
Revolving and term loan credit agreement (net of deferred costs of $0 and $196, respectively)	—	16,888
Deferred rent	1,666	2,059
Total liabilities	16,458	32,037
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 43,578 and 35,861, respectively	471,180	383,020
Other comprehensive loss	(39)	—
Warrants	104	397
Accumulated deficit	(369,014)	(360,877)
Total shareholders’ equity	102,231	22,540
Total liabilities and shareholders’ equity	$118,689	$54,577

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Product sales, net	$31,335	$22,186	$90,857	$62,760
Other	—	1,164	—	1,164
Total revenue	$31,335	$23,350	$90,857	$63,924
Cost of product sales	8,629	8,389	32,160	30,354
Gross profit	22,706	14,961	58,697	33,570
Research and development	3,018	3,587	13,599	12,944
Selling, general and administrative	13,693	10,183	49,007	35,610
Total operating expenses	16,711	13,770	62,606	48,554
Income (loss) from operations	5,995	1,191	(3,909)	(14,984)
Other income (expense):		-6
(Increase) decrease in fair value of warrants	—	255	(2,524)	(257)
Loss on extinguishment of debt	(838)	(860)	(838)	(860)
Interest income	507	8	897	14
Interest expense	(392)	(229)	(1,732)	(1,107)
Other (expense) income	(30)	(78)	(31)	(92)
Total other (expense) income	(753)	(904)	(4,228)	(2,302)
Net income (loss)	$5,242	$287	$(8,137)	$(17,286)

Net income (loss) per share attributable to common shareholders (Basic)	$0.12	$0.01	$(0.20)	$(0.52)
Net income (loss) per share attributable to common shareholders (Diluted)	$0.11	$0.01	$(0.20)	$(0.52)
Weighted average number of common shares outstanding (Basic)	43,445	35,054	40,242	33,355
Weighted average number of common shares outstanding (Diluted)	46,153	36,150	40,242	33,355

RECONCILIATION OF REPORTED NET LOSS (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2018	2017	2018	2017
Net income (loss)	$5,242	$287	$(8,137)	$(17,286)
Change in fair value of warrants	—	(255)	2,524	257
Revenue reserve related to a dispute between pharmacy provider and payer	—	—	—	1,418
Stock compensation expense	1,484	627	7,223	2,680
Loss on Extinguishment of Debt	838	860	838	860
Depreciation and amortization	293	426	1,426	1,612
Net interest (income) expense	(115)	221	835	1,093
Adjusted EBITDA (Non-GAAP)	$7,742	$2,166	$4,709	$(9,366)